UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

June 23, 2005 (June 21, 2005)
Date of Report (Date of earliest event reported)

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10000 Richmond Avenue
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-346-7500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 21, 2005, National Oilwell Varco, Inc. (the “Company”) amended and restated its existing $150 million Credit Agreement with a syndicate of lenders, which the Company assumed in connection with the merger of Varco International, Inc. and National-Oilwell, Inc. The amended and restated agreement (the “2005 Facility”) provides for a $500 million unsecured revolving credit facility for general corporate purposes. The 2005 Facility will expire in July 2010, and replaces the Company’s $175 million Three-Year Credit Agreement that expires on July 31, 2005. Borrowings under the 2005 Facility bear interest at the rates specified in the agreement, and the agreement contains leverage ratio covenants and interest coverage ratio covenants. The Company has the right to increase the aggregate commitments under the 2005 Facility to an aggregate amount of up to $750 million and to extend the term of the 2005 Facility for an additional year. A copy of the Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of June 21, 2005, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, National Association, in their capacities as lenders thereunder, as US administrative agent for the lenders, as Lead Arranger and Sole Book Runner, DnB NOR Bank ASA, as Norwegian Administrative Agent, DnB NOR Bank ASA and the Bank of Nova Scotia as Co-Documentation Agents, and Comerica Bank and JPMorgan Case Bank, N.A. as Co-Syndication Agents.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2005	NATIONAL OILWELL VARCO, INC.
	By:	/s/ M. Gay Mather
M. Gay Mather
Vice President and Secretary

INDEX TO EXHIBITS

Exhibit No	Description
10.1	Amended and Restated Credit Agreement, dated as of June 21, 2005, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, National Association, in their capacities as lenders thereunder, as US administrative agent for the lenders, as Lead Arranger and Sole Book Runner, DnB NOR Bank ASA, as Norwegian Administrative Agent, DnB NOR Bank ASA and the Bank of Nova Scotia as Co-Documentation Agents, and Comerica Bank and JPMorgan Case Bank, N.A. as Co-Syndication Agents